Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement of Sibo Holding Limited and its subsidiaries (collectively the “Group”) on the Form F-1 of our report dated March 24, 2025, except for Notes 2, 3, 6, 12, 14 and 16, as to which the date is June 23, 2025, relating to our audits of the accompanying consolidated balance sheets of the Group as of December 31, 2024 and 2023, and the related consolidated statements of income (loss) and comprehensive income (loss), changes in shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2024.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong

January 14, 2026

AOGB CPA Limited, Suite 2501-03, Tesbury Centre, 28 Queen’s Road East, Admiralty, Hong Kong

Tel: 2152-2238, Website: www.aogb.com